EXHIBIT 99.1

QUEST DIAGNOSTICS REPORTS GROWTH IN REVENUE AND EARNINGS
FOR FOURTH QUARTER 2008 AND PROVIDES 2009 GUIDANCE

•	Diluted earnings per share of $0.87, up 10%
•	Total revenues of $1.8 billion, up 1.7%
•	Cash flow from operations improved to $363 million
•	2009 EPS expected to be between $3.50 to $3.70 per diluted share

MADISON, N.J., JANUARY 26, 2009 – Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that for the fourth quarter ended December 31, 2008, income from continuing operations increased to $170 million, or $0.87 per diluted share, compared to $154 million, or $0.79 per diluted share in 2007. The 2008 results included a pre-tax charge of $16 million, or $0.05 per share, principally associated with workforce reductions, and a benefit of $0.05 per share, primarily associated with the favorable resolution of various tax contingencies.

Fourth quarter revenues increased 1.7% to $1.8 billion. Clinical testing revenues increased by 2.3% compared to the prior year. Revenue per requisition increased 2.8% and clinical testing volume, measured by the number of requisitions, decreased 0.4% . Excluding the impact of drugs-of-abuse testing, which is sensitive to hiring trends, testing volume increased by approximately 1%.

“We delivered another quarter of solid earnings growth, completing a year of strong performance. For the full year, earnings per share increased 14%, revenues grew 8% and cash flow exceeded $1 billion. I am very pleased with our achievements,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer. “Our business is strong, and we expect continued growth in 2009. We will grow revenues largely by driving increased sales of esoteric tests, particularly cancer diagnostics, to physicians and hospitals. We will grow earnings through top-line growth combined with further improvements in operating efficiencies.”

For the fourth quarter, operating income increased to $317 million, or 17.6% of revenues, from $312 million, or 17.6% of revenues in 2007. The $16 million charge reduced fourth quarter operating income as a percentage of revenues by approximately 1%. Bad debt expense, as a percentage of revenues, improved to 4.3%, compared to 4.4% in 2007. Days sales outstanding improved to 44 days, compared to 45 days at the end of the third quarter of 2008 and 48 days a year ago. Cash from operations increased to $363 million from $355 million in the fourth quarter of 2007. During the quarter, the company repurchased $254 million of its common shares; reduced debt by $45 million; and made capital expenditures of $73 million. Cash and cash equivalents was $254 million at the end of the fourth quarter.

Full Year Performance

Diluted earnings per share increased 14% to $3.23 from $2.84 in 2007. Income from continuing operations increased to $632 million, from $554 million in 2007. Revenues increased 8.1% to $7.2 billion. For the full year, the May 31, 2007 acquisition of AmeriPath increased consolidated revenues by 5.0% .

Operating income for 2008 increased to $1.2 billion, or 16.9% of revenues, compared to $1.1 billion, or 16.3% of revenues in 2007. Cash from operations for 2008 increased to $1.1 billion from $927 million in 2007. During 2008, the company repurchased $254 million of its common shares; reduced debt by $458 million, and made capital expenditures of $213 million.

Outlook for 2009

For 2009, the company expects results from continuing operations as follows: earnings per diluted share of between $3.50 and $3.70, excluding special charges; revenue growth of approximately 3%, and operating income approaching 18% of revenues. Cash from operations is expected to approximate $1 billion, before the expected payment of the $316 million reserve established for the previously disclosed NID matter, or approximately $700 million after such payment. Capital expenditures are expected to approximate $200 million.

Quest Diagnostics will hold its fourth quarter conference call on January 26, 2009 at 8:30 A.M. Eastern Time. A simulcast of the call is available by dialing 415-228-4961, passcode 3214469 and via the Internet at: www.questdiagnostics.com. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call will be available from 10:30 A.M. on January 26 through midnight on February 23, 2009 to investors in the U.S. by dialing 866-431-7950. Investors outside the U.S. may dial 203-369-0981. No password is required for either number.

About Quest Diagnostics

Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

Quest Diagnostics maintains one of the largest private clinical laboratory databases in the United States. The data is used to generate Quest Diagnostics Health Trends™, which identifies and tracks disease and wellness benchmarks, and the Drug Testing Index®, which is published as a public service for government, media and industry and has been considered a benchmark for national drugs-of-abuse trends since its inception in 1988. Additional company information is available at www.questdiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management's current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business” in Part I, Item 1, “Risk Factors” and “Cautionary Factors that May Affect Future Results” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures About Market Risk” in Part II, Item 7A in the company’s 2007 Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” in the company’s 2008 Quarterly Reports on Form 10-Q and other items throughout the Form 10-K and the company’s 2008 Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Estimated cash from operations before the expected payment for the NID matter is presented because management believes that it is a useful adjunct to estimated cash from operations under accounting principles generally accepted in the United States since it is a meaningful measure of the company’s ongoing operating performance. Estimated cash from operations before the expected payment for the NID matter is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated cash from operations. See footnote 7 to the attached tables.

This earnings release, including the attached financial tables, is available online in the Press Room section at www.questdiagnostics.com.

-Table Follows-

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2008 and 2007
(in millions, except per share and percentage data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)

Net revenues	$1,800.3	$1,770.5	$7,249.4	$6,704.9

Operating costs and expenses:
Cost of services	1,040.9	1,042.7	4,256.1	3,969.8
Selling, general and administrative	435.6	408.7	1,736.9	1,612.9
Amortization of intangible assets	9.3	9.2	37.3	27.9
Other operating (income) expense, net	(2.6)	(2.1)	(3.3)	3.0
Total operating costs and expenses	1,483.2	1,458.5	6,027.0	5,613.6

Operating income	317.1	312.0	1,222.4	1,091.3

Other income (expense):
Interest expense, net	(43.6)	(53.9)	(179.7)	(178.3)
Minority share of income	(8.2)	(7.4)	(31.7)	(26.5)
Equity earnings in unconsolidated joint ventures	6.6	6.9	29.7	27.0
Other expense, net	(8.8)	(3.9)	(21.7)	(1.1)
Total non-operating expenses, net	(54.0)	(58.3)	(203.4)	(178.9)

Income from continuing operations before taxes	263.1	253.7	1,019.0	912.4
Income tax expense	93.5	99.7	386.8	358.6
Income from continuing operations	169.6	154.0	632.2	553.8
Income (loss) from discontinued operations, net of taxes	0.2	(159.3)	(50.7)	(213.9)
Net income (loss)	$169.8	$(5.3)	$581.5	$339.9

Earnings per common share - basic:

Income from continuing operations	$0.88	$0.80	$3.25	$2.87
Loss from discontinued operations	-	(0.83)	(0.26)	(1.11)
Net income (loss)	$0.88	$(0.03)	$2.99	$1.76

Earnings per common share – diluted:
Income from continuing operations	$0.87	$0.79	$3.23	$2.84
Loss from discontinued operations	-	(0.82)	(0.26)	(1.10)
Net income (loss)	$0.87	$(0.03)	$2.97	$1.74

Weighted average common shares outstanding:
Basic	193.5	193.6	194.3	193.2
Diluted	194.7	195.7	196.0	195.3

Operating income as a percentage of net revenues	17.6%	17.6%	16.9%	16.3%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
December 31, 2008 and December 31, 2007
(in millions, except per share data)

	December 31,	December 31,
	2008	2007
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$253.9	$167.6
Accounts receivable, net	832.9	882.0
Inventories	102.1	95.2
Deferred income taxes	218.4	149.8
Prepaid expenses and other current assets	89.5	79.8
Total current assets	1,496.8	1,374.4
Property, plant and equipment, net	879.7	912.0
Goodwill, net	5,054.9	5,220.1
Intangible assets, net	827.4	886.7
Other assets	145.0	172.5
Total assets	$8,403.8	$8,565.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,219.6	$1,124.7
Short-term borrowings and current portion of long-term debt	5.1	163.6
Total current liabilities	1,224.7	1,288.3
Long-term debt	3,078.1	3,377.2
Other liabilities	496.1	576.0
Stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares
authorized at both December 31, 2008 and December 31,
2007; 214.1 shares and 213.7 shares issued at December
31, 2008 and December 31, 2007, respectively	2.1	2.1
Additional paid-in capital	2,262.1	2,210.8
Retained earnings	2,561.7	2,057.7
Accumulated other comprehensive (loss) income	(68.1)	25.3
Treasury stock, at cost; 23.7 shares and 19.7 shares at
December 31, 2008 and December 31, 2007, respectively	(1,152.9)	(971.7)
Total stockholders’ equity	3,604.9	3,324.2
Total liabilities and stockholders’ equity	$8,403.8	$8,565.7

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Twelve Months Ended December 31, 2008 and 2007
(in millions)

	Twelve Months Ended
	December 31,
	2008	2007
	(unaudited)

Cash flows from operating activities:
Net income	$581.5	$339.9
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	264.6	237.9
Provision for doubtful accounts	326.2	300.2
Stock-based compensation expense	70.6	56.9
Provision for special charge	72.7	238.8
Deferred income tax provision (benefit)	0.5	(1.6)
Minority share of income	31.7	26.5
Excess tax benefits from stock-based compensation arrangements	(2.4)	(14.0)
Other, net	13.8	8.3
Changes in operating assets and liabilities:
Accounts receivable	(282.6)	(265.3)
Accounts payable and accrued expenses	(4.3)	(5.4)
Integration, settlement and other special charges	(8.2)	(14.0)
Income taxes payable	24.7	3.2
Other assets and liabilities, net	(25.7)	15.6
Net cash provided by operating activities	1,063.1	927.0

Cash flows from investing activities:
Business acquisitions, net of cash acquired	8.1	(1,535.8)
Capital expenditures	(212.7)	(219.1)
Decrease (increase) in investments and other assets	5.7	(4.3)
Net cash used in investing activities	(198.9)	(1,759.2)

Cash flows from financing activities:
Repayments of debt	(481.9)	(2,705.4)
Proceeds from borrowings	22.9	3,754.5
Increase (decrease) in book overdrafts	14.2	(24.9)
Purchases of treasury stock	(254.0)	(145.7)
Exercise of stock options	30.5	80.9
Excess tax benefits from stock-based compensation arrangements	2.4	14.0
Dividends paid	(78.0)	(77.3)
Distributions to minority partners	(32.9)	(24.7)
Financing costs paid	(1.1)	(21.2)
Net cash (used in) provided by financing activities	(777.9)	850.2

Net change in cash and cash equivalents	86.3	18.0

Cash and cash equivalents, beginning of period	167.6	149.6

Cash and cash equivalents, end of period	$253.9	$167.6

Cash paid during the period for:
Interest	$189.3	$157.5
Income taxes	$359.3	$315.7

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in millions, except per share data)

Income from continuing operations	$169.6	$154.0	$632.2	$553.8
Income (loss) from discontinued operations	0.2	(159.3)	(50.7)	(213.9)
Net income (loss) available to common stockholders – basic and
diluted	$169.8	$(5.3)	$581.5	$339.9

Weighted average common shares outstanding - basic	193.5	193.6	194.3	193.2

Effect of dilutive securities:
Stock options, restricted common shares, restricted stock units and
performance share units	1.2	2.1	1.7	2.1

Weighted average common shares outstanding - diluted	194.7	195.7	196.0	195.3

Earnings per common share - basic:
Income from continuing operations	$0.88	$0.80	$3.25	$2.87
Loss from discontinued operations	-	(0.83)	(0.26)	(1.11)
Net income (loss)	$0.88	$(0.03)	$2.99	$1.76

Earnings per common share - diluted:
Income from continuing operations	$0.87	$0.79	$3.23	$2.84
Loss from discontinued operations	-	(0.82)	(0.26)	(1.10)
Net income (loss)	$0.87	$(0.03)	$2.97	$1.74

2)

Results for the year ended December 31, 2008 include pre-tax charges of $16.2 million recorded during the fourth quarter of 2008 primarily associated with workforce reductions. Of these costs, $7.7 million and $8.5 million, respectively, were included in cost of services and selling, general and administrative expenses. In addition, for 2008 management estimates the impact of hurricanes in the third quarter of 2008 reduced consolidated revenue growth and operating income by approximately $10 million and $8 million, respectively.

Results for the year ended December 31, 2007 include pre-tax charges of $10.7 million recorded in the first quarter of 2007 associated with workforce reductions in response to reduced volume levels. Of these costs, $3.9 million and $6.8 million, respectively, were included in cost of services and selling, general and administrative expenses.

3)

Other operating (income) expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets and provisions for restructurings and other special charges. For the year ended December 31, 2007, other operating (income) expense, net includes a $4.0 million charge recorded in the first quarter of 2007 related to in-process research and development expense associated with HemoCue, which the Company acquired on January 31, 2007.

4)

Other expense, net represents miscellaneous income and expense items related to non-operating activities such as gains and losses associated with investments and other non-operating assets. For the year ended December 31, 2008, other expense, net includes a third quarter charge of $8.9 million associated with the write-down of an equity investment.

For the three and twelve months ended December 31, 2007, other expense, net includes a fourth quarter charge of $4.0 million associated with the write-down of an investment.

5)

For the three and twelve months ended December 31, 2008, the Company repurchased approximately 5.5 million shares of its common stock at an average price of $46.09 per share for $254 million. For the three and twelve months ended December 31, 2008, the Company reissued 0.3 million and 1.5 million shares, respectively, for employee benefit plans.

6)

The following table summarizes the approximate impact of various items on year-over-year comparisons for certain revenue metrics reported for the three and twelve months ended December 31, 2008, and is included for informational purposes only:

	Continuing Operations
	Three Months Ended			Twelve Months Ended
	December 31, 2008			December 31, 2008

	Consolidated		Revenue	Consolidated		Revenue
	Revenue	Volume	per	Revenue	Volume	per
	Growth	Growth	Requisition	Growth	Growth	Requisition

Reported:	1.7%	(0.4)%	2.8%	8.1%	2.7%	5.5%

Impact on comparisons to prior
year of:
AmeriPath acquisition	-	-	-	5.0%	2.4%	2.9%
Drugs of abuse testing	(0.5)%	(1.2)%	0.7%	(0.3)%	(0.9)%	0.6%
Laboratory management contracts	(0.2)%	(0.9)%	0.7%	(0.1)%	(0.3)%	0.3%

7)

Estimated cash from operations represents management's estimate of cash from operations for the full year 2009, before the expected payment of $316 million related to the previously disclosed NID matter. Estimated cash from operations before the expected payment for the NID matter is presented because management believes it is a useful adjunct to estimated cash from operations under accounting principles generally accepted in the United States since it is a meaningful measure of the Company's ongoing operating performance. Estimated cash from operations before the expected payment for the NID matter is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to estimated cash from operations. The following table reconciles estimated cash from operations to estimated cash from operations before the expected payment for the NID matter:

		Twelve Months
		Ended
		December 31,
		2009
	(in millions)

Estimated cash from operations	~ $	700

Add:
Expected NID settlement payment		316

Estimated cash from operations before the expected payment for
the NID matter	~ $	1,000